Exhibit 10.40

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE EXCLUSIONS HAVE BEEN MADE.

October 25, 2021

Michael C. Darcy

Chairman & CEO

DG Fuels, LLC

1025 Connecticut Ave., NW, Suite 507

Washington, DC 20036

USA

Re:Energy Storage System Agreement

Dear Mr. Darcy:

This Energy Storage System Agreement (“Agreement”), when fully executed below by you on behalf of DG Fuels, LLC, a Delaware limited liability company (“Customer”) and Energy Vault, Inc. (“Energy Vault”) (each a “Party” or collectively “Parties”), will constitute a presently binding obligation between the Parties on the terms set forth herein and shall serve as the basis for more definitive agreements to implement the business arrangement described herein (“Definitive ESSA Agreements”). Each Party is committing to work diligently and in good faith toward agreement on the Definitive ESSA Agreements.

1.	Purpose/Transaction Description

Customer shall procure at least 1,600 MWh of Energy Storage Systems (“ESS” or “Facility”) from Energy Vault, at such sites and sizes to be specified by Customer.

Energy Vault shall build, commission and transfer to Customer the ESS for the price in Section 4 below (the “Transaction”). This Agreement presumes both Parties have received all the internal approvals required to execute the Agreement.

2.	Definitive Agreements

“Definitive ESSA Agreements” for the Transaction means the following:

•

A Purchase and Sale Agreement (PSA) under which Customer will buy the Facility from Energy Vault at substantial completion. Such agreement shall set forth the scope of work (including technical specifications), the purchase price and payment schedule, construction schedule, provisions for change orders, a performance warranty (supported by a performance bond or other third-party security to be provided by Energy Vault from a reputable financial institution) and other customary items for the construction of an ESS. The PSA will grant Energy Vault permission to build the ESS on land, including acreage necessary for the temporary construction activities, that Customer owns, or has control of, in locations to be specified, as part of a planned energy storage projects of Customer. The PSA shall also cover terms and condition for the utilization of Energy Vault’s proprietary software/firmware, and related periodic updates, required for monitoring and operating the ESS. A Long-Term Services Agreement (LTSA) for scheduled and unscheduled maintenance for a duration of 5 years and extendable by mutual written agreement between the Parties. The annual maintenance fee for scheduled maintenance shall be 1.5% of the CapEx for each site.

3.	Facility Technical Specifications

The technical specifications for the Facility are summarized in Annex A and will be confirmed in detail in the Definitive ESSA Agreements. Energy Vault has the right to change the data sheet specifications and to provide ESS with equivalent or superior performances.

4.	Contract Price

The purchase price to buy the Facility is indicated in the Annex B. The Customer will pay Energy Vault according to the payment terms listed below, subject to adjustments in the contract price for any differences in foundation cost from a standard bed rock foundation as shown in Annex B, change order entitlements, use of waste material, and for any price adjustments pursuant Sections 7 and 13 below. Such price will not include the cost of land, transformers, any interconnection to the grid, or any other costs for which Customer is responsible under the technical specifications. The payments will be made according to the payment terms below which will be a part of the PSA.

•	[***]% at signing of Definitive ESSA Agreements

The remaining [***]% shall be [***] debt payable over [***] years at [***]% fixed interest per annum. Energy Vault shall have the option to convert the outstanding balance of the debt into equity in Customer on terms agreeable to the Parties. The terms and conditions of subordinated debt are outlined in attached Annex F.

If waste material is used in the manufacturing of the mobile masses, then any revenue or value received for the waste will be split evenly between the Parties. If the waste utilized is owned by one of the Parties, then 50% of the avoided cost of remediating the waste will be paid to the non-owning party. In addition, if waste material use causes an increase in the manufacturing costs of the mobile masses, the purchase price will be adjusted to reflect this increase. For the avoidance of doubt, waste materials will only be used in the manufacturing of the mobile masses if it results in a net reduction in cost to Customer.

5.	Construction Process, Timetable and Division of Scope of Work

The overall initial schedule will be highly dependent on client success in the permitting process. Once the client has procured all the planning-level compliance permits to allow the project to move ahead and has issued a Notice to Proceed to EV, EV will immediately initiate the General Contractor final solicitation process and secure the site-specific permits for construction. The overall facility is expected to reach substantial completion within 15-18 months after NTP, depending on the final foundation design/construction methods and the ability to procure the construction permits in a timely manner.

The expected activity duration schedule and preliminary division of scope of work for the Facility is attached as Annex C. Energy Vault will not be liable for any damages for failure to reach the expected delivery date except to the extent that:

•	Such damages are caused by the actions, omissions or negligence of Energy Vault, or Energy Vault’s subcontractors, suppliers, vendors, agents, officers, employees or representatives;

•

Schedule and completion risk can be passed through to subcontractors, suppliers, and vendors and then only to the extent of any damages that can be collected from such subcontractors, suppliers and vendors.

6.	Inspection and Access to Site & License to and Use of Data

From and after the date of execution of this Agreement, Customer will provide access to and will make available to Energy Vault’s employees and representatives (including without limitation, contractors, consultants, advisers and company representatives) for inspection and review, the proposed sites for the ESS and relevant information and documents relating to the respective Customer’s projects (including estimated production and load data). Such employees and representatives will be required to sign confidentiality undertakings, as required by the Customer.

Starting on the date of substantial completion and for five years thereafter, as Energy Vault may reasonably request in writing, from time to time, Customer may permit Energy Vault physical and/or remote access to the site for Energy Vault to take control of the operation of each Facility in order to test performance of such Facility (understanding that Customer might reasonably reschedule such access or visits, or limit the number of hours of testing, if occurring during high value or critical operation periods). Permission shall not unreasonably be withheld by the Customer, in respect of access required in terms of this provision.

Customer shall permit Energy Vault to bring potential customers to the site for demonstration and marketing purposes as may be reasonably requested from time to time, at a date to be mutually agreed in writing between the Parties and subject to such potential customers signing confidentiality undertakings, as required by the Customer.

As between the Parties, Energy Vault is the owner of “ESS Data” (i.e. technical data concerning the operation, performance, status, integrity and other relevant aspects of the ESS that is collected by various control, monitoring, and protection devices and systems incorporated in or on the ESS). This data ownership is subject to a non-exclusive, royalty-free, fully-paid-up, transferable, perpetual, irrevocable license from Energy Vault to Customer granting Customer the right to use the ESS data for the purposes of (a) operating and maintaining the ESS and its components, (b) training operators for the ESS, and (c) repairing, replacing, completing, or modifying the ESS. All intellectual property regarding the energy storage process shall be exclusively governed by the Parties’ PSA.

7.	Target Round-Trip Efficiency

The Target Round-Trip Efficiency of the Facility is [***]%.

During final commissioning, Energy Vault will measure the round-trip efficiency of the Facility. If the measured round-trip efficiency is less than the Target Round-Trip Efficiency, Energy Vault will have a period of three (3) months (“Performance Guarantee Correction Period” or “PGCP”) to increase the round-trip efficiency up to the Target Round-Trip Efficiency.

The PGCP will start on the date of substantial completion which shall be the date by which all other requirements for substantial completion have been achieved. During the PGCP, Customer shall provide access to the Facility for Energy Vault to perform such correction efforts, subject to Customer’s operation and maintenance schedule and safety requirements.

To the extent that the Final Round-Trip Efficiency is less than the Target Round-Trip Efficiency, the Facility purchase price will be reduced to the Adjusted Contract Price, calculated according to the formula Annex D.

If a PGCP is required, a reserve amount with be held in escrow for the duration of the PGCP. The reserve amount will be calculated in accordance with the formula in Annex D.

If a PGCP is required, the Final Round-Trip Efficiency will be equal to the lesser of round-trip efficiency achieved in performance testing at the end of the Performance Guarantee Correction Period and the Target Round-Trip Efficiency. Otherwise, the Final Round-Trip Efficiency will be equal to the Target Round-Trip Efficiency.

Energy Vault will warrant the Final Round-Trip Efficiency under the PSA per Annex E. Energy Vault will also endeavor to ensure that subcontractors, service suppliers and component manufacturers for the ESS, including manufacturers of power generators, cranes, electronic controls and polymers, will each provide respective warranties for the benefit of Energy Vault and Customer, related to their products and/or services.

8.	Insurance

During construction and until transfer of the Facility, Energy Vault, at its sole cost, shall arrange, secure and maintain, or shall cause to be arranged, secured, and maintained, all insurances as may be pertinent to the Transaction or as may otherwise be required by law in order to protect its and Customer’s interests from loss, damage, or injury, and from liability for loss, damage or injury to third parties, in accordance with prudent industry practice taking into account the particular characteristics of the Facility at issue. The form and limit of such insurance will be, in each case, agreed to by the Parties and subject to availability in the commercial insurance market. Such insurance shall include waivers of subrogation against the Customer where such waivers can be obtained on commercially reasonable terms.

At the time of Facility transfer from Energy Vault to Customer and continuing during the entire time the Facility is owned and operated by Customer, the insurance obligation shall be fulfilled by the Customer, such that the Customer shall, at its sole cost and ensuring that there is no gap in insurance coverage, arrange, secure and maintain, or shall cause to be arranged, secured, and maintained, all insurances as may be pertinent to the Transaction or as may otherwise be required by law in order to protect its and Energy Vault’s interests from loss, damage, or injury, and from liability for loss, damage or injury to third parties in accordance with prudent industry practice taking into account the particular characteristics of the Facility at issue.

9.	Expenses

Each Party shall bear its own expenses in connection with this Agreement, the conduct of due diligence, and the negotiation and preparation of the PSA and LTSA.

10.	Limitation of Liability and Indemnity

Notwithstanding anything to the contrary in this Agreement, the Definitive ESSA Agreements, applicable law or otherwise specified:

•

each Party’s total liability for loss and damages (including indemnifications of Energy Vault for the benefit of Customer, including warranties, tort (including negligence), strict liability, loss of use of the ESS, cost of capital, downtime costs, or costs in excess of estimates) arising out of or related to performance of services pursuant to the Definitive ESSA Agreements shall not in the aggregate exceed 50% of the contract price actually paid under Section 4. Except for cases in which a court or arbitrator determines that Energy Vault’s conduct constituted gross negligence or willful misconduct, Energy Vault shall not be liable for any special, incidental, indirect, consequential damages or losses, including but not limited to loss of revenue, loss of profit, loss of production, loss of contracts or opportunity, loss of power, cost of capital, costs of replacement power, or costs associated with the interruption of operation.

11.	Confidentiality

The existence and content of this Agreement, along with either Parties proprietary information and any other information received by the Parties and its advisors and representatives thereto, shall be subject to the terms of that certain Mutual Nondisclosure Agreement between the Parties dated 16 January 2020 (the “NDA”). The work contemplated by and content of the Definitive Agreements, along with either Parties proprietary information and any other information received by each Party and its advisors and representatives thereto, shall be subject to the confidentiality provisions of the Definitive Agreements (as applicable).

12.	Publicity

Except as may be permitted by the NDA or the Definitive ESSA Agreements, neither Party shall use the name, logo or any other indicia of the other Party in any statement, press release, other public relations or marketing materials, the identity of such other Party, or any underlying information with respect to the Transaction at any time without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed. In the event Energy Vault discloses the existence of this Agreement or related information to any potential financing party in compliance with the NDA, the Definitive ESSA Agreements, or as may otherwise be agreed in mutually agreed written form between the Parties from time to time, it shall promptly notify Customer of such disclosure.

13.	Changes in the Work

Energy Vault shall be entitled to an increase in the contract price and/or contract time to the extent that: (i) Customer or others (for whom Customer may be responsible) cause or contribute to a change in the work or services of Energy Vault that causes an increase in the cost or a delay in the schedule of the work or services performed or to be performed by Energy Vault; (ii) unusual and unique local laws and changes in law that materially and adversely affect Energy Vault’s costs; (iii) Force Majeure events; provided that Energy Vault shall be entitled to costs arising from Force Majeure events only if Force Majeure events continue for a period of at least ten (10) days in the aggregate; (iv) site foundation soils conditions and bedrock status that require adjustments to a Facility’s designs and foundations; (v) Customer suspends the commencement or performance of the work; (vi) the provisions of Section 14 and 15.

14.	Hazardous Materials

Energy Vault will not be responsible for any hazardous materials existing or found on the property and not brought on to the property by it, and Customer will agree to defend and indemnify Energy Vault for any and all issues or claims arising out of or related to any such hazardous materials, subject to section 12 above.

15.	Unforeseen Conditions

The Parties acknowledge and agree that unforeseen conditions in construction is a common and natural occurrence and possibility. In this regard, the Parties shall negotiate the terms relating thereto in the Definitive Agreements.

16.	Dispute Resolution

The Parties will agree to mutually agreeable provisions regarding mandatory mediation followed by mandatory International Chamber of Commerce (“ICC”) arbitration.

17.	Notice

Any notices under this Agreement will be considered given if sent in writing by overnight courier or registered mail to the following addresses.

If to Energy Vault:

Energy Vault, Inc.

Chief Executive Officer

4360 Park Terrace Drive

Suite 100

Westlake Village, CA

Email: rob@energyvault.com

With a copy to dan.gunning@energyvault.com

If to Customer:

DG Fuels

Chief Executive Officer

1025 Connecticut Ave., NW, Suite 507

Washington, DC 20036

USAEmail: mdarcy@dgfuels.com

18.	Miscellaneous

This Agreement and the Definitive ESSA Agreements shall be governed by and construed in accordance with the laws of New York, United States. Neither Party may cede, assign, or transfer its rights or obligations in terms of this Agreement to any other party, without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. This Agreement may be amended, changed, or modified only by a written agreement signed by both Parties. This Agreement may be signed in multiple counterparts. This Agreement constitutes the entire agreement of the Parties with respect to the Definitive ESSA Agreements and supersedes and voids all previous written or oral agreements, proposals, solicitations, bids, and discussions related to the Definitive ESSA Agreements. Upon execution of the Definitive ESSA Agreements, such agreements shall supersede and preempt the terms and conditions of this Agreement.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date written below, with effect as of the latest date written below.

Company:	DG Fuels, LLC	Energy Vault, Inc.
	A Delaware Limited Liability Company	a Delaware corporation

Signed:	/s/ Michael Darcy	Signed:	/s/ Robert A. Piconi
Dated:	October 25, 2021	Dated:	October 25, 2021

Name:	Michael Darcy	Name:	Robert A. Piconi
Title:	Chief Executive Officer	Title:	Chief Executive Officer

ANNEX A

[***]

ANNEX B

CONTRACT PRICE

Customer shall procure at least 1,600 MWh of Energy Storage Systems from Energy Vault, at sites and sizes to be specified by Customer. The ESS shall have a duration of 8 hours.

The selling price of the ESS agreed depends on the expected Commercial Operation Date (COD) of the ESS, that must be communicated in advanced by Customer, and is presented in the following table:

COD	Average $/kWh ac
Between 2022 through Dec 31 2024	325
From Jan 1, 2025 through Dec 31, 2026	265

The above prices are based on the assumption that the foundation is standard with bed rock conditions.

When site specific geotechnical investigations and foundation design are complete and a final cost estimate is agreed for the foundation, the Contract Price will be adjusted.

EV has the right to use best available technology, at its discretion, to satisfy Customer’s energy storage requirements.

Items not included in the Contract Price include: -

a)	The land on which the Facility will be constructed, including overall project access
b)	Environmental, zoning or other compliance permits required during the planning and approval phase
c)	The cost of permits
d)	Access roads
e)	The cost of grid connection transformers to take the power from produced voltage to required grid voltage
f)	Any cost for interconnection to the local network

Additional changes to the Contract Price

A.	The Contract Price will be adjusted for any change orders, which must be in writing and signed by both parties
B.	The Contract Price will be adjusted per Section 4 and 13 and detailed in Annex D

Customer will also pay:

1)	the license fee to patented design intellectual property as an upfront fee of US$[***] for the Facility.
2)	the software annual fee of US$[***]/MWh for a term equal to the expected useful life of the Facility.

ANNEX C

[***]

ANNEX D

[***]

ANNEX E

[***]

ANNEX F

[***]